UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2024

DANIMER SCIENTIFIC, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39280	84-1924518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Industrial Boulevard
Bainbridge, Georgia		39817
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 229 243-7075

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	DNMR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Financing Agreement and Entry into New Secured Loan

On December 17, 2024, the Company, as borrower, and certain subsidiaries of the Company, as guarantors, entered into a Second Amendment to Financing Agreement (“Amendment No. Two”) with the lenders party thereto (the “Lenders”), and U.S. Bank Trust Company, National Association, as administrative agent and collateral agent (the “Term Loan Agent”), which amended that certain Financing Agreement dated March 17, 2023 (as amended from time to time including by the Amendment No. Two, the “Financing Agreement”), to, among other things, permit the Company to borrow additional amounts pursuant to the Senior Secured Note (as defined below).

On December 17, 2024, the Company, as issuer and a grantor, and certain subsidiaries of the Company, as grantors and guarantors, entered into that certain Super Senior Secured Uninsured Promissory Note (the “Senior Secured Note”). Pursuant to the terms of the Senior Secured Note, on December 17, 2024, the Company issued loans (the “Secured Loan”) to certain Payees (as defined in the Senior Secured Note) in the aggregate principal sum of $11,250,000, in exchange for cash, net of a 5.00% upfront fee and other fees and expenses. The Secured Loan matures on December 17, 2026 and accrues interest at 15.0% per annum, which interest shall be paid in kind on a quarterly basis. Prepayment of the Secured Loan is subject to payment of premiums of (i) prior to December 17, 2025, 30% and (ii) on or after December 17, 2025 and before maturity, 10%.

In addition, Amendment No. Two, among other things, (i) made the rights of payment and liens priority of the previously outstanding indebtedness under the Financing Agreement junior and subordinated to the Secured Loan, (ii) secured all indebtedness under the Financing Agreement with certain additional assets and (iii) waived any defaults or events of default that may have arisen under the Financing Agreement (before giving effect to Amendment No. Two).

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 2.04 of this Current Report on Form 8-K with regard to the termination of the Mountain Ridge Credit and Security Agreement under the heading “Mountain Ridge Credit and Security Agreement” is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K with regard to the new Senior Secured Loan is incorporated by reference herein.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Mountain Ridge Credit and Security Agreement

On December 11, 2024, Mountain Ridge Capital, in its capacity as administrative agent for the lenders under our asset-based Credit and Security Agreement, dated April 19, 2024 (the “Mountain Ridge Credit and Security Agreement”), notified the Company that, due to an alleged event of default under the Credit and Security Agreement, the outstanding indebtedness under the Credit and Security Agreement had been accelerated and was due and payable. The Company does not agree with the alleged default. In connection with the notice and alleged default, the lenders under our Credit and Security Agreement were paid approximately $4.1 million, constituting all amounts owed under the Credit and Security Agreement. Upon completing such payment, the Credit and Security Agreement was terminated and the alleged default no longer had any force or effect.

Financing Agreement

On December 12, 2024 (before giving effect to Amendment No. Two): (i) the Company’s outstanding indebtedness of $130.0 million in principal under the Financing Agreement automatically accelerated as a result of the Company’s failure to maintain a certain minimum balance in its Interest Reserve Account (as defined in the Financing Agreement) as of such date, and (ii) the Company was in default under the Mountain Ridge Credit and Security Agreement by reason of the declaration of an event of default and exercise of remedies pursuant to the Mountain Ridge Credit and Security Agreement. In connection with Amendment No. Two, the Lenders waived such defaults or event of defaults and acceleration of indebtedness that may have arisen under the Financing Agreement in connection with the foregoing.

Item 7.01. Regulation FD Disclosure.

Press Release

On December 17, 2024, the Company issued a press release in connection with the amendment to the Financing Agreement and issuance of the Secured Loan. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 17, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Danimer Scientific, Inc

Date:	December 17, 2024	By:	/s/ Stephen A. Martin
Stephen A. Martin Chief Legal Officer and Corporate Secretary